Exhibit 99.1

TIGERLOGIC CORPORATION ANNOUNCES INTENTION TO VOLUNTARILY DELIST

FROM NASDAQ CAPITAL MARKET

PORTLAND, OR. — September 22, 2015

TigerLogic Corporation (Nasdaq: TIGR) today announced that it has notified the NASDAQ Capital Market (“NCM”) of its intent to file a Form 25 with the Securities and Exchange Commission (“the Commission”) to effect the voluntary withdrawal of its common stock from listing on the NCM.  The Company plans to file the Form 25 with the Commission on or about October 2, 2015 and expects that its common stock will cease trading on the NCM upon the effectiveness of its withdrawal from listing, which will occur on or about October 13, 2015, ten calendar days following the filing of Form 25.

The Company is currently taking the steps necessary so that its common stock may be quoted for trading in the OTCQX US Market, operated by OTC Markets, Inc., under its current trading symbol “TIGR” following the withdrawal from trading on the NCM.  The Company expects that its common stock will continue to trade in the OTCQX US Market so long as market makers demonstrate an interest in trading in the common stock.  The Company will remain a reporting company under the Securities Exchange Act of 1934, as amended.

TigerLogic is voluntarily withdrawing its common stock from listing on the NCM as the Company’s Board of Directors has determined that in light of the current thin volume of trading, the cost of continuing to have its stock listed on the NCM is no longer in the best interest of its shareholders.  Additionally, as previously disclosed, the Company has received notices from the NCM that the Company is not in compliance with the NCM’s $1.00 minimum bid price per share requirement for continued listing on the NCM.

About TigerLogic Corporation

TigerLogic Corporation (Nasdaq: TIGR) is a global provider in engagement solutions, including the Omnis mobile development platform and Postano, a social media aggregation and display platform. More information about TigerLogic and its products can be found at http://www.tigerlogic.com.

Except for the historical statements contained herein, the foregoing release may contain forward-looking information, including statements about the anticipated timing of effectiveness of the delisting of TigerLogic’s common stock from the NCM, the anticipated quotation of our common stock on the OTCQX US Market, and the orderliness and timing of the transition of trading in its common stock.  These forward-looking statements involve risks and uncertainties, including activities, events or developments that TigerLogic expects, believes or anticipates will or may occur in the future.  A number of factors could cause actual results to differ from those indicated in the forward looking statements, including our failure or the failure of others to timely comply with applicable rules of the NCM, the SEC the OTCQX US Market or the Financial Industry Regulatory Authority (FINRA).  Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to TigerLogic’s most recent reports on Form 10-K and Form 10-Q for factors potentially affecting its future financial results. All forward-looking statements are made as of the date hereof and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.

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Investor Relations Contact:

Roger Rowe, CEO/CFO

Phone: (503) 488-6988

roger.rowe@tigerlogic.com